Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2014 RESULTS

DALLAS, July 22, 2014-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2014 results and narrowed its guidance for full-year 2014 adjusted earnings per share.
Executive Summary

•
Second quarter 2014 net sales of $5.3 billion increased 1 percent compared to the year-ago period. Organic sales rose 5 percent, including a 10 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lower sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the second quarter was $1.35 in 2014 and $1.36 in 2013.

•
Second quarter adjusted earnings per share were $1.49 in 2014 compared to $1.41 in the year-ago period. Performance benefited from organic sales growth, cost savings and a lower share count, while comparisons were negatively impacted by input cost inflation, unfavorable foreign currency exchange rates and lower net income from equity companies. Adjusted earnings per share in both years exclude certain items described later in this press release.

•	Cash provided by operations in the second quarter of 2014 was $842 million, up 46 percent compared to the prior year.

•	Full-year adjusted earnings per share in 2014 are anticipated to be $6.00 to $6.15 compared to the company’s previous guidance range of $6.00 to $6.20.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered mid-single digit growth in organic sales and adjusted earnings per share in the second quarter. We also made further progress with targeted growth initiatives, launched product innovations and supported our brands with increased advertising spending. We generated significant cost savings and cash flow and allocated capital in shareholder-friendly ways, with share repurchases and dividends totaling $0.8 billion. Half way through the year, we are essentially on track with our overall plans. And while our narrower earnings guidance takes into account a slightly more difficult environment, we continue to be optimistic about our prospects to generate attractive shareholder returns.”
Second Quarter 2014 Operating Results
Sales of $5.3 billion in the second quarter of 2014 were up more than 1 percent compared to the year-ago period. Organic sales rose 5 percent, with increased sales volumes of 3 percent and higher net selling prices of 2 percent. Foreign currency exchange rates were unfavorable by 2 percent and lower

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sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Operating profit was $790 million in the second quarter of 2014 versus $796 million in 2013. Adjusted operating profit was $860 million in the second quarter of 2014, up 5 percent compared to $818 million in the year-ago period. Adjusted results in 2014 exclude $68 million of transaction and related costs for the company’s potential spin-off of its health care business and $2 million of restructuring costs for European strategic changes. Adjusted results in 2013 exclude $22 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $75 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program and $10 million of savings from pulp and tissue restructuring actions. Total marketing, research and general expenses were up slightly versus prior-year levels, including a $15 million increase in advertising spending. Input costs increased $60 million overall, with $45 million of increased costs for raw materials other than fiber and $15 million of higher fiber costs. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $20 million, and currency transaction effects also negatively impacted the operating profit comparison.
The second quarter effective tax rate was 32.2 percent in 2014 compared to 32.6 percent in 2013. The second quarter adjusted effective tax rate, which does not include the effects of the previously mentioned items excluded from adjusted earnings per share calculations, was 31.5 percent in 2014 and 31.8 percent in 2013. The company continues to expect a full-year 2014 adjusted effective tax rate between 31.0 and 32.5 percent.
Kimberly-Clark's share of net income of equity companies in the second quarter was $40 million in 2014 and $55 million in 2013. At Kimberly-Clark de Mexico, S.A.B., results were negatively impacted by lower net sales and input cost increases, partially offset by cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter of 2014 was $842 million compared to $576 million in 2013. The increase was driven by improved working capital and lower pension contributions. Second quarter pension contributions were $1 million in 2014 and $110 million in 2013.
Capital spending for the second quarter was $181 million in 2014 and $220 million in 2013. Second quarter 2014 share repurchases were 4.3 million shares at a cost of $476 million. Total debt and redeemable securities was $7.1 billion at June 30, 2014 and $6.3 billion at the end of 2013.
Second Quarter 2014 Business Segment Results
Personal Care Segment
Second quarter sales of $2.4 billion increased 2 percent. Organic sales volumes increased 5 percent and net selling prices rose 3 percent. Currency rates were unfavorable by 4 percent, lower sales as a result of European strategic changes reduced sales by 1 percent and product mix was off slightly. Second quarter operating profit of $453 million increased 5 percent. The comparison benefited from organic

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sales growth and cost savings, partially offset by unfavorable currency rates, input cost inflation and higher marketing, research and general spending.
Sales in North America increased 1 percent. Volumes were up 2 percent and net selling prices improved 1 percent, while changes in product mix and currency rates each reduced sales by 1 percent. Huggies baby wipes volumes rose double-digits, with benefits from product innovation. Adult care volumes increased high-single digits, including benefits from market share gains and innovation on the Depend and Poise brands. Feminine care volumes were up mid-single digits, with continued growth on U by Kotex. Child care volumes fell mid-single digits and were impacted by category softness, while Huggies diaper volumes were off low-single digits.
Sales in K-C International increased 5 percent despite an 8 point negative impact from changes in currency rates. Sales volumes were up 7 percent, net selling prices improved 5 percent and product mix was up slightly. Volumes increased in Brazil, China, Russia, South Africa, South Korea and Venezuela. The higher net selling prices were driven by increases in Latin America in response to weaker currency rates and cost inflation.
Sales in Europe decreased 17 percent, including a 23 point negative impact from lower sales in conjunction with European strategic changes. Organic sales volumes increased 2 percent, driven by growth in baby wipes and child care, while overall net selling prices were down 2 percent. Currency rates were favorable by 5 percent.
Consumer Tissue Segment
Second quarter sales of $1.6 billion increased 1 percent. Net selling prices rose 3 percent and organic sales volumes improved 1 percent. Lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 2 percent and product mix was unfavorable by 1 percent. Second quarter operating profit of $240 million increased 9 percent. The comparison benefited from organic sales growth and cost savings, partially offset by input cost inflation and higher marketing, research and general spending.
Sales in North America were up 3 percent. The combined impact of changes in net selling prices and product mix added more than 1 point to sales. Volumes also increased more than 1 percent, driven by double-digit growth in paper towels as a result of the launch of Viva Vantage.
Sales in K-C International decreased 1 percent, including a 4 point negative impact from changes in currency rates. Net selling prices increased 5 percent, while volumes were off 1 percent. The higher net selling prices were driven by increases in Latin America in response to unfavorable currency rates and cost inflation.
Sales in Europe decreased 1 percent, including a 9 point negative impact from lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions. Currency rates were favorable by 7 percent and organic volumes increased 3 percent, while product mix was off 1 point.

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K-C Professional (KCP) Segment
Second quarter sales of $0.9 billion increased 2 percent. Organic sales volumes rose 3 percent, while changes in currency rates reduced sales by 1 percent. Second quarter operating profit of $154 million decreased 4 percent. The comparison was negatively impacted by input cost inflation and unfavorable currency rates, partially offset by benefits from organic sales growth and cost savings.
Sales in North America decreased 2 percent. Net selling prices fell 2 percent and currency rates were slightly unfavorable, while volumes improved 1 percent. Volumes increased in safety products and other categories, mostly offset by a low single-digit decline in washroom products.
Sales in K-C International increased 7 percent despite a 6 point drag from unfavorable currency rates. Volumes rose 8 percent, net selling prices improved 4 percent and product mix advanced 1 percent. The organic growth was driven by increases in Latin America, along with solid performance in Asia.
Sales in Europe were up 5 percent. Currency rates were favorable by 5 percent and organic sales volumes increased 1 percent, while lower sales in conjunction with European strategic changes reduced sales by 1 percent.
Health Care Segment
Second quarter sales of $0.4 billion decreased 1 percent, as currency exchange rates and product mix were both slightly unfavorable. Surgical and infection prevention and medical device volumes were both similar to year-ago levels. Second quarter operating profit of $63 million increased 17 percent, driven by lower marketing, research and general spending and cost savings.
Year-To-Date Results
For the first six months of 2014, sales of $10.6 billion were even with the year-ago period. Organic sales rose 5 percent, with higher sales volumes of 3 percent and increased net selling prices of 2 percent. Foreign currency exchange rates were unfavorable by 3 percent and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 2 percent.
Year-to-date operating profit was $1,587 million in 2014 versus $1,579 million in 2013. Adjusted operating profit of $1,713 million in 2014 increased 3 percent compared to $1,668 million in 2013. Adjusted operating profit comparisons benefited from organic sales growth and FORCE cost savings of $145 million. Total marketing, research and general expenses were down versus prior-year levels, driven by lower administrative costs. Input costs were $125 million higher overall versus 2013. Foreign currency translation effects reduced operating profit by $45 million and currency transaction effects also negatively impacted the operating profit comparison.
Through six months, diluted net income per share was $2.75 in 2014 and $2.72 in 2013. Adjusted earnings per share of $2.97 in 2014 increased 3 percent versus $2.89 in 2013. The increase was primarily due to higher adjusted operating profit and a lower share count, partially offset by lower equity income.
Adjusted operating profit and adjusted earnings per share in 2014 exclude transaction and related costs for the company’s potential spin-off of its health care business, a charge related to a regulatory dispute in the Middle East and restructuring costs for European strategic changes. Adjusted results in

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2013 exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar.
Potential Health Care Business Spin-Off (Halyard Health) - Update
In November 2013, Kimberly-Clark announced that it was pursuing a tax-free spin-off of its health care business. A spin-off would create a stand-alone, publicly traded health care company named Halyard Health with approximately $1.7 billion in annual net sales and leading market positions in both surgical and infection prevention products and medical devices. A Form 10 registration statement was filed with the SEC in May 2014 and an amendment to the Form 10 was filed in June 2014. Kimberly-Clark expects that the spin-off will be completed at the end of October 2014, assuming Board approval and subject to market, regulatory and other conditions.
Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark initiated strategic changes to its Western and Central European businesses, including the exit of the diaper category, with the exception of the Italian market, divestiture or exit of some lower-margin businesses in certain markets, primarily in the consumer tissue segment, and streamlining of its manufacturing footprint and administrative organization. The impacted businesses previously generated annual net sales of approximately $0.5 billion and negligible operating profit. Total related restructuring costs will be incurred through 2014. The company continues to expect that total after tax charges will be between $300 and $350 million and that pre-tax charges will be slightly higher than $400 million. Cash costs are projected to be 50 to 55 percent of total charges. Second quarter 2014 restructuring costs were $2 million pre-tax ($4 million after tax), bringing cumulative costs to $392 million pre-tax ($317 million after tax).
2014 Outlook - Update
The company updated the following key planning and guidance assumptions for full-year 2014:

•
Inflation in key cost inputs is expected to be toward the high end of the previously estimated range of $150 to $250 million. This takes into account additional inflation in some international markets and a bit firmer virgin pulp market.

•
Net income from equity companies is expected to be down year-on-year compared to the prior assumption for net income to be similar to, or up slightly, versus the prior year. The updated assumption is driven by expectations for lower net income from K-C de Mexico as a result of a difficult macro-economic environment.

•	Adjusted earnings per share in 2014 are anticipated to be $6.00 to $6.15 versus the company’s previous target of $6.00 to $6.20.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

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•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Transaction and related costs for the company’s potential spin-off of its health care business. In November 2013, the company announced that it was pursuing a tax-free spin-off of its health care business. As a result, the company is incurring incremental costs to evaluate, plan and execute the transaction. In addition, the company is taking action to streamline its health care glove manufacturing footprint in order to improve its ongoing cost and competitive position.

•
Charge related to regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to a majority-owned affiliate in the Middle East.

•	Western and Central Europe strategic changes and related restructuring charges. (See previous discussion in this news release.)

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

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Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 142-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the potential spin-off of the health care business and the Western and Central Europe strategic changes, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2013 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2014	2013	Change
Net Sales	$5,343	$5,267	+1.4%
Cost of products sold	3,534	3,467	+1.9%
Gross Profit	1,809	1,800	+0.5%
Marketing, research and general expenses	1,032	1,012	+2.0%
Other (income) and expense, net	(13)	(8)	+62.5%
Operating Profit	790	796	-0.8%
Interest income	5	5	—
Interest expense	(72)	(71)	+1.4%
Income Before Income Taxes and Equity Interests	723	730	-1.0%
Provision for income taxes	(233)	(238)	-2.1%
Income Before Equity Interests	490	492	-0.4%
Share of net income of equity companies	40	55	-27.3%
Net Income	530	547	-3.1%
Net income attributable to noncontrolling interests	(21)	(21)	—
Net Income Attributable to Kimberly-Clark Corporation	$509	$526	-3.2%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.35	$1.37	-1.5%
Diluted	$1.35	$1.36	-0.7%
Cash Dividends Declared	$0.84	$0.81	+3.7%

Common Shares Outstanding	June 30
	2014	2013
Outstanding shares as of	374.0	383.4
Average diluted shares for three months ended	378.4	387.8

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2014	2013	Change
Net Sales	$10,621	$10,585	+0.3%
Cost of products sold	6,987	6,963	+0.3%
Gross Profit	3,634	3,622	+0.3%
Marketing, research and general expenses	2,003	2,039	-1.8%
Other (income) and expense, net	44	4	N.M.
Operating Profit	1,587	1,579	+0.5%
Interest income	8	10	-20.0%
Interest expense	(143)	(138)	+3.6%
Income Before Income Taxes and Equity Interests	1,452	1,451	+0.1%
Provision for income taxes	(459)	(461)	-0.4%
Income Before Equity Interests	993	990	+0.3%
Share of net income of equity companies	83	108	-23.1%
Net Income	1,076	1,098	-2.0%
Net income attributable to noncontrolling interests	(29)	(41)	-29.3%
Net Income Attributable to Kimberly-Clark Corporation	$1,047	$1,057	-0.9%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.77	$2.74	+1.1%
Diluted	$2.75	$2.72	+1.1%
Cash Dividends Declared	$1.68	$1.62	+3.7%

Common Shares Outstanding	June 30
	2014	2013
Average diluted shares for six months ended	380.3	389.2

N.M. – Not Meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	As Adjusted Non-GAAP
Cost of products sold	$3,534	$2	$49	$3,483
Gross profit	1,809	(2)	(49)	1,860
Marketing, research and general expenses	1,032	—	19	1,013
Operating profit	790	(2)	(68)	860
Income before income taxes and equity interests	723	(2)	(68)	793
Provision for income taxes	(233)	(2)	19	(250)
Effective tax rate	32.2%	—	—	31.5%
Income before equity interests	490	(4)	(49)	543
Net income	530	(4)	(49)	583
Net income attributable to Kimberly-Clark Corporation	509	(4)	(49)	562
Diluted earnings per share	1.35	(0.01)	(0.13)	1.49

	Three Months Ended June 30, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,467	$18	$3,449
Gross profit	1,800	(18)	1,818
Marketing, research and general expenses	1,012	4	1,008
Operating profit	796	(22)	818
Income before income taxes and equity interests	730	(22)	752
Provision for income taxes	(238)	1	(239)
Effective tax rate	32.6%	—	31.8%
Income before equity interests	492	(21)	513
Net income	547	(21)	568
Net income attributable to Kimberly-Clark Corporation	526	(21)	547
Diluted earnings per share	1.36	(0.05)	1.41

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$6,987	$8	$49	$—	$6,930
Gross profit	3,634	(8)	(49)	—	3,691
Marketing, research and general expenses	2,003	4	26	—	1,973
Other (income) and expense, net	44	—	—	39	5
Operating profit	1,587	(12)	(75)	(39)	1,713
Income before income taxes and equity interests	1,452	(12)	(75)	(39)	1,578
Provision for income taxes	(459)	3	22	—	(484)
Effective tax rate	31.6%	—	—	—	30.7%
Income before equity interests	993	(9)	(53)	(39)	1,094
Net income	1,076	(9)	(53)	(39)	1,177
Net income attributable to noncontrolling interests	(29)	—	—	20	(49)
Net income attributable to Kimberly-Clark Corporation	1,047	(9)	(53)	(19)	1,128
Diluted earnings per share(a)	2.75	(0.02)	(0.14)	(0.05)	2.97

	Six Months Ended June 30, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$6,963	$38	$—	$6,925
Gross profit	3,622	(38)	—	3,660
Marketing, research and general expenses	2,039	15	—	2,024
Other (income) and expense, net	4	—	36	(32)
Operating profit	1,579	(53)	(36)	1,668
Income before income taxes and equity interests	1,451	(53)	(36)	1,540
Provision for income taxes	(461)	11	10	(482)
Effective tax rate	31.8%	—	—	31.3%
Income before equity interests	990	(42)	(26)	1,058
Net income	1,098	(42)	(26)	1,166
Net income attributable to Kimberly-Clark Corporation	1,057	(42)	(26)	1,125
Diluted earnings per share(a)	2.72	(0.11)	(0.07)	2.89

(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,369	$1,054
Accounts receivable, net	2,595	2,545
Inventories	2,358	2,233
Other current assets	750	718
Total Current Assets	7,072	6,550
Property, Plant and Equipment, Net	7,847	7,948
Investments in Equity Companies	349	382
Goodwill	3,234	3,181
Other Intangible Assets	228	243
Other Assets	647	615
TOTAL ASSETS	$19,377	$18,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$591	$375
Redeemable preferred securities of subsidiary	506	506
Trade accounts payable	2,660	2,598
Accrued expenses	1,978	2,060
Dividends payable	315	309
Total Current Liabilities	6,050	5,848
Long-Term Debt	5,964	5,386
Noncurrent Employee Benefits	1,118	1,312
Deferred Income Taxes	926	817
Other Liabilities	351	344
Redeemable Preferred and Common Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	4,614	4,856
Noncontrolling Interests	282	284
Total Stockholders' Equity	4,896	5,140
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,377	$18,919

2014 Data is Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Operating Activities
Net income	$530	$547	$1,076	$1,098
Depreciation and amortization	217	212	435	433
Asset impairments	42	—	42	—
Stock-based compensation	27	22	36	52
Deferred income taxes	12	56	63	70
Net (gains) losses on asset dispositions	(12)	18	(5)	5
Equity companies' earnings in excess of dividends paid	7	(13)	(36)	(66)
(Increase) decrease in operating working capital	(5)	(167)	(215)	(288)
Postretirement benefits	21	(93)	(135)	(148)
Other	3	(6)	18	27
Cash Provided by Operations	842	576	1,279	1,183
Investing Activities
Capital spending	(181)	(220)	(439)	(494)
Proceeds from dispositions of property	4	12	9	86
Proceeds from sales of investments	92	6	93	10
Investments in time deposits	(75)	—	(113)	—
Maturities of time deposits	25	—	182	20
Other	(12)	(10)	(13)	(13)
Cash Used for Investing	(147)	(212)	(281)	(391)
Financing Activities
Cash dividends paid	(318)	(313)	(627)	(602)
Change in short-term borrowings	(375)	(602)	279	(267)
Debt proceeds	615	827	616	886
Debt repayments	(5)	(2)	(106)	(40)
Cash paid on redeemable preferred securities of subsidiaries	(7)	(7)	(14)	(14)
Proceeds from exercise of stock options	44	96	81	146
Acquisitions of common stock for the treasury	(476)	(308)	(917)	(794)
Other	21	18	7	8
Cash Used for Financing	(501)	(291)	(681)	(677)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	10	(22)	(2)	(61)
Increase (Decrease) in Cash and Cash Equivalents	204	51	315	54
Cash and Cash Equivalents - Beginning of Period	1,165	1,109	1,054	1,106
Cash and Cash Equivalents - End of Period	$1,369	$1,160	$1,369	$1,160

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2014	2013	Change	2014	2013	Change
NET SALES

Personal Care	$2,442	$2,390	+2.2%	$4,824	$4,787	+0.8%
Consumer Tissue	1,638	1,625	+0.8%	3,327	3,343	-0.5%
K-C Professional	858	841	+2.0%	1,658	1,634	+1.5%
Health Care	397	401	-1.0%	794	798	-0.5%
Corporate & Other	8	10	N.M.	18	23	N.M.
TOTAL NET SALES	$5,343	$5,267	+1.4%	$10,621	$10,585	+0.3%

OPERATING PROFIT

Personal Care	$453	$432	+4.9%	$910	$873	+4.2%
Consumer Tissue	240	220	+9.1%	497	480	+3.5%
K-C Professional	154	161	-4.3%	290	304	-4.6%
Health Care	63	54	+16.7%	135	98	+37.8%
Corporate & Other(a)	(133)	(79)	N.M.	(201)	(172)	N.M.
Other (income) and expense, net	(13)	(8)	+62.5%	44	4	N.M.
TOTAL OPERATING PROFIT	$790	$796	-0.8%	$1,587	$1,579	+0.5%

(a)
Corporate & Other includes charges related to the European strategic changes of $2 and $22 for the three months ended June 30, 2014 and 2013, respectively, and $12 and $53 for the six months ended June 30, 2014 and 2013, respectively. In addition, Corporate & Other includes $68 and $75 for charges related to the potential spin-off of our health care business for the three and six months ended June 30, 2014, respectively.

N.M. – Not Meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	1.4	3	(1)	2	(1)	(2)
Personal Care	2.2	5	(1)	3	(1)	(4)
Consumer Tissue	0.8	1	(2)	3	(1)	—
K-C Professional	2.0	3	—	—	—	(1)
Health Care	(1.0)	—	—	—	(1)	—

	Six Months Ended June 30, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	0.3	3	(2)	2	—	(3)
Personal Care	0.8	5	(2)	2	—	(4)
Consumer Tissue	(0.5)	—	(2)	2	1	(1)
K-C Professional	1.5	2	—	1	—	(2)
Health Care	(0.5)	2	—	(1)	(1)	(1)

(a)	Lower sales related to the European strategic changes and pulp and tissue restructuring actions.

(b)	Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2014

ESTIMATED FULL YEAR 2014 DILUTED EARNINGS PER SHARE

	Estimated Range

Adjusted earnings per share	$6.00	-	$6.15
Adjustments for:
Charges related to potential spin-off of health care business(a)	(0.14)	-	(0.14)
Charge related to regulatory dispute in Middle East	(0.05)	-	(0.05)
Charges for European strategic changes	(0.07)	-	(0.06)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.74	-	$5.90

ESTIMATED FULL YEAR 2014 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.0%	-	32.5%
Adjustments for:
Charges related to potential spin-off of health care business(a)	0.1	-	0.1
Charge related to regulatory dispute in Middle East	0.4	-	0.4
Charges for European strategic changes	0.1	-	0.2
Effective tax rate	31.6%	-	33.2%

The company’s 2014 projections include a full-year estimate for the operations of the health care segment.

(a)	Represents charges through June 30, 2014.

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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